Exhibit 99.1 NEWS RELEASE

Contacts:

Danny Hernandez
Danny.J.Hernandez@hii-co.com
(202) 264-7143

Nick Stanage Joins HII Board of Directors

NEWPORT NEWS, Va., (July 29, 2025) — HII (NYSE: HII), announced today that former chairman, CEO and president of Hexcel Corporation Nick Stanage was elected to the company’s board of directors.

“We are pleased to welcome Nick to the board of HII,” said Kirk Donald, chairman of the board of HII. “His leadership experience and extensive understanding of industrial manufacturing and innovative solutions make him a valuable addition to the HII team as we position HII for further growth. I look forward to Nick’s contributions to our team of directors.”

Stanage has decades of industrial manufacturing experience in the aerospace, automotive and construction equipment industries. He joined Hexcel Corporation in 2009, serving initially as president before transitioning to chief operating officer in 2012. He served in this position until he assumed the role of CEO in 2013. He retired as president and CEO in May 2024 and assumed the role of executive chairman through November 2024.

Prior to his time with Hexcel Corporation, Stanage spent 20 years with Honeywell Aerospace and Transportation Systems, where he held a variety of leadership roles in areas focused on technology, operations, and supply chain management. Stanage then joined Dana Holding Corporation, where he served as president of the Heavy Vehicle Products group.

In addition to the Hexcel board of directors, Stanage also serves on the board of directors for TriMas Corporation where he is a member of its compensation and governance and nominating committees.

Stanage received a Bachelor of Science degree in mechanical engineering from Western Michigan University. He also holds a Master of Business Administration from the University of Notre Dame.

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Exhibit 99.1

About HII

HII is a global, all-domain defense provider. HII’s mission is to deliver the world’s most powerful ships and all-domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

As the nation’s largest military shipbuilder, and with a more than 135-year history of advancing U.S. national security, HII delivers critical capabilities extending from ships to uncrewed systems, cyber, ISR, AI/ML and synthetic training. Headquartered in Virginia, HII’s workforce is 44,000 strong. For more information, visit:
•HII on the web: https://www.HII.com/
•HII on Facebook: https://www.facebook.com/TeamHII
•HII on X: https://www.twitter.com/WeAreHII
•HII on Instagram: https://www.instagram.com/WeAreHII